Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 14, 2024

Grid Dynamics Holdings, Inc.

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-283149) (the “Registration Statement”), and the related Prospectus, Prospectus Supplement and Current Report on Form 8-K, each filed by Grid Dynamics Holdings, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 6,612,500 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) (including up to 862,500 shares issuable upon exercise of an option granted to the underwriters by the Company) to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prospectus Supplement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Form 8-K, entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Brussels   Chicago   Dallas   Frankfurt   Houston   London   Los Angeles   Milan

Munich   New York   Palo Alto   Paris   Rome   San Francisco   Washington

Grid Dynamics Holdings, Inc.

November 14, 2024

We consent to the use of this opinion as an exhibit to the Form 8-K, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus and Prospectus Supplement forming part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP